Exhibit 10.2

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([*]).

REGIONAL AMENDMENT FOR THE SALE OF PRODUCTS
BETWEEN MOTOROLA AND CELLSTAR IN NORTH AMERICA

THIS NORTH AMERICA REGIONAL AMENDMENT (“Regional Amendment”) is made as of the 20th day of November, 2006 (“Effective Date”) for the sale of Products as specified below by and through the following entities:

BETWEEN	Motorola, Inc., a company incorporated in Delaware, U.S.A., and having a principal place of business at 600 North U.S. Highway 45, Libertyville, IL 60048-1286 (hereinafter referred to as “Motorola”)

AND	CellStar Ltd., a Texas limited partnership, and having a principal place of business at 601 S. Royal Lane, Coppell, TX 75019 (hereinafter referred to as “CellStar” or “Distributor”).

THEREFORE, in consideration of the mutual covenants and promises and subject to the terms and conditions of this Regional Amendment, the parties agree as follows:

The parties recognize that the Master Distribution Agreement between the parties, having an effective date of November 20, 2006, will continue in full force and effect and be incorporated herein by reference and will provide the underlying terms and conditions by which Motorola and CellStar will conduct business on a global level.  Any conflict between the terms and conditions of this Regional Amendment and the Master Distributor Agreement will be resolved in favor of the Master Distributor Agreement unless specifically noted in this Amendment.

1.              Territory for sale of Products

United States of America

2.              Products/Quantity/Prices

Prices, quantities and products will be set forth separately in a Term Sheet.

For those Products: 1) which Distributor purchases from Motorola in the United States and which is resold for distribution solely in the United States; and, 2) which exclude global or intra-regional sales offers, Motorola will offer Product pricing to Distributor that is at least as favorable as Product pricing made available by Motorola to any other distributor, defined as an entity that purchases products for resale to other entities and not to end-users, in the Territory that purchases the same quantities of the same Products under the same terms and conditions.

Motorola will cause the Product ordered to be shipped within five days of the requested shipment date in the purchase order unless Motorola notifies Distributor within five days of receipt of the purchase order that the requested shipment date is not feasible and proposes an alternative shipment date.  The portion of any Products subject to an accepted purchase order that is not shipped by Motorola within ten (10) business days of the requested or agreed shipment date may be cancelled by Distributor without liability or further obligation with respect thereto.

To the extent agreed upon in a Term Sheet, during the term of this Agreement, if Motorola reduces the price of a particular model of Product, then Motorola will credit Distributor’s account an amount equal to the difference between the old and the new net purchase price (in each case, invoice price less rebate and any promotional amounts) multiplied by the number of such Product units purchased from Motorola that: 1) were shipped within thirty (30) days prior to the new price effective date; and, 2) remain in Distributor’s inventory (“Eligible Products”).  Eligible Products shall not include: (i) close out products where Distributor is notified in advance of the Products status prior to shipment; (ii) Products purchased pursuant to special or promotional pricing where Distributor is notified in advance of shipment, or; (iii) Products for which Motorola provided Distributor with at least sixty (60) days advance written notice of a scheduled price decrease prior to placement of orders.  Any amounts due Distributor under this Section will be credited within thirty (30) days after the new price effective date, to apply to future orders of Products only, and upon receipt of required inventory and other documentation from Distributor.  For purposes of this Section, “close out products” are defined as those Products the manufacturer of which has terminated, or will be terminated within ninety (90) days of the date of shipment thereof to Distributor and for which Motorola provides Distributor at least sixty (60) days advance notice.

3.              Special Program Details (to be amended as needed and added as an Attachment)

A.  Assigned and Pooled Accounts

1.  Applicability

Subject to the terms set forth in this Regional Amendment, with respect to sales by Distributor and distributors generally to the regional carriers in the U.S., the parties agree that the following terms and conditions in Sections 3.A.3. through and including 3.A.6. shall supersede the Master Distributor Agreement but only as to Motorola’s ability to appoint other distributors who can sell to Assigned Accounts or Pooled Accounts, as defined below, without limit.  All other terms of the Master Distributor Agreement remain in full force and affect and shall control as to any conflicts between it and this Regional Amendment.  For the avoidance of doubt, all other sales of Products by Distributor to other customers are governed by the remaining terms in this Regional Amendment and Master Distributor Agreement.

2.  Definitions

Assigned Account — A regional carrier account that is served on a limited exclusivity basis by Distributor, subject to the terms contained herein, and are listed on Exhibit A, Assigned Accounts, attached hereto and incorporated herein, as may be amended from time to time.

Open Account — A regional carrier account that is subject to Section 1.3 of the Master Distributor Agreement and can be served by the following, without limitation:  CellStar, any additional domestic distributor or distributors, or other domestic entities as appointed by Motorola, and Motorola direct.  Such Accounts may be served only by distributors located within the Territory.

Pooled Account — A regional carrier account that is served by Distributor and one other distributor, as determined by Motorola in its sole and absolute discretion, and are listed on Exhibit B, Pooled Accounts, attached hereto and incorporated herein, as may be amended from time to time.

Market Share — Market Share will be determined by [*].  In the case of Pooled Accounts, Market Share shall be determined by [*].

3.  Assigned Accounts Initial Market Share Threshold

As of the Effective Date of this Regional Amendment, Distributor will be required to have [*].  Any Assigned Account which does not satisfy the Initial Market Share Threshold will be immediately converted into a Pooled Account.

4.  Assigned Accounts Quarterly Minimum Market Share Threshold

During the Term of this Regional Amendment, Distributor will be required to achieve a minimum Market Share in each of its Assigned Accounts on a quarterly basis in order for such account to remain an Assigned Account (“Assigned Accounts Quarterly Minimum Market Share Threshold”).  The Assigned Accounts Quarterly Minimum Market Share Thresholds are as follows:

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

Quarter Ending	Minimum Market Share Threshold

September 30, 2006	[*]
December 31, 2006	[*]
March 31, 2007	[*]
June 30, 2007	[*]

In the event that Distributor does not achieve the Assigned Accounts Quarterly Minimum Market Share Threshold as specified above, such Assigned Account will immediately be converted to a Pooled Account effective upon delivery by Motorola of a written notice to Distributor notifying it that such Assigned Account will be converted to a Pooled Account to be effective immediately.  During the Term of this Regional Amendment, and subject to the provisions of Section 3.A.6., any accounts that have been converted from Assigned Accounts to Pooled Accounts will remain Pooled Accounts for the remaining Term of this Regional Amendment, subject to Section 6 herein.

Notwithstanding the above, if Motorola is notified in writing by an Assigned Account that: 1) Distributor is not providing adequate and appropriate service, subject to adequate product availability and quality by Motorola as determined in Motorola’s reasonably judgment, by way of example only such claims may include late deliveries, issues with product returns; or, 2) Assigned Account no longer wishes to be served by Distributor, such account will become a Pooled Account effective immediately upon receipt of written notice from Motorola to Distributor notifying it that such Assigned Account will be converted to a Pooled Account effective immediately.  During the Term of this Regional Amendment, and subject to the provisions of Section 3.A.6., any accounts that have been converted from Assigned Accounts to Pooled Accounts will remain a Pooled Account for the remaining Term of this Regional Amendment, subject to Section 6 herein.

5.  Pooled Accounts Initial Market Share Threshold

As of the Effective Date of this Regional Amendment, Motorola Pooled Market Share in each Pooled Account will be [*].  Any Pooled Account which does not satisfy the Pooled Accounts Initial Market Share Threshold will be immediately converted into an Open Account.

6.  Pooled Accounts Quarterly Minimum Market Share Threshold

During the Term of this Regional Amendment, Motorola’s Pooled Market Share with Pooled Accounts will be subject to a minimum Pooled Market Share requirement (“Pooled Accounts Quarterly Minimum Market Share

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

Threshold”) on a quarterly basis in order for such account to remain a Pooled Account.  The Pooled Accounts Quarterly Minimum Market Share Threshold will be as follows:

Quarter Ending	Minimum Market Share Threshold

September 30, 2006	[*]
December 31, 2006	[*]
March 31, 2007	[*]
June 30, 2007	[*]

In the event that Motorola’s Pooled Market Share does not exceed the Pooled Accounts Quarterly Minimum Market Share Threshold as specified above, such Pooled Account will immediately become an Open Account upon provision by Motorola of a written notice to Distributor notifying it that such Pooled Account will be converted to an Open Account effective immediately.  During the Term of this Regional Amendment, any accounts that have been converted from Pooled Accounts to Open Accounts will remain Open Accounts for the remaining Term of this Regional Amendment.

Notwithstanding the above, if Motorola is notified in writing by a Pooled Account that: 1) Distributor is not providing adequate and appropriate service, subject to adequate product availability and quality by Motorola as determined in Motorola’s reasonable judgment, by way of example only such claims may include late deliveries, issues with product returns; or, 2) Pooled Account no longer wishes to be served by Distributor, such account will become an Open Account effective immediately upon receipt of written notice from Motorola to Distributor notifying it that such Pooled Account will be converted to an Open Account effective immediately.

7.              Right to Sell Direct

Notwithstanding anything to the contrary herein and subject to 1.3 of the Master Distributor Agreement, Motorola has the right to sell direct to any Assigned Account, Pooled Account, or Open Account at any time upon thirty (30) days prior written notice; provided, however, that if Motorola determines to sell direct to any Assigned or Pooled account, CellStar may, , at its option, modify or cancel any Product forecasts and any then-open purchase orders submitted for Product, (including accessories) specifically for such Assigned or Pooled Accounts.

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

8.  Upgrading of Accounts

In the event that a Pooled Account provides written notice to Motorola notifying it that such Pooled Account wishes to be converted to an Assigned Account and Distributor’s Motorola Market Share in such Pooled Account has equaled or exceeded the Assigned Accounts Quarterly Minimum Market Share Threshold in the two (2) consecutive immediately preceding quarters as specified above, Motorola may in its sole discretion convert such Pooled Account to a Protected Account of Distributor within seven (7) calendar days of receipt of such notice.  During the Term of this Regional Amendment, and subject to the provisions of this Section 3.A., any accounts that have been converted from Pooled Accounts to Assigned Accounts will remain Assigned Accounts, as appropriate, for the remaining Term of this Regional Amendment.

B.  Non-exclusive Appointment

Notwithstanding anything to the contrary herein, Distributor’s status as an exclusive distributor to Assigned Accounts and with limited exclusivity to Pooled Accounts, is exclusive of any direct sales by Motorola and subject to the terms contained herein and in the Master Distributor Agreement.

C.            Quarterly Reviews

Distributor and Motorola will meet within 30 calendar days after the end of each quarter to review Distributor’s performance in obtaining and serving Assigned and Pooled Accounts, and maintaining Market Share or Pooled Market Share, as the case may be.  These reviews will include an analysis and discussion of, among other items, TAM projections, competitive activity, Motorola sales activity, current promotions and other pertinent issues.  During these reviews Motorola and Distributor will determine whether the Distributor has met the Pooled Accounts Quarterly Minimum Market Share Threshold and the Assigned Accounts Quarterly Minimum Market Share Threshold, as appropriate.

If it is determined that Distributor has not meet the Pooled Accounts Quarterly Minimum Market Share Threshold or the Assigned Accounts Quarterly Minimum Market Share Threshold, as appropriate, Distributor must submit a plan of action to Motorola within seven (7) days of such notification.  Motorola will notify Distributor whether such plan is agreeable.  If such plan is not agreeable or if Distributor fails to meet the objectives of the plan of action as agreed to, such Account will be immediately characterized as a Pooled or Open Account, as set forth and subject to the terms contained herein.

If, based upon the quarterly review, the parties agree that Distributor has maintained a forty (40) percent Market Share or Pooled Market Share, as the case may be, in Eligible Units, with such Eligible Units to be defined in the applicable

Term Sheet, as compared to TAM, Distributor will be eligible for a one (1) dollar per Eligible Unit marketing fund for those units in excess of the forty (40) percent Market Share or Pooled Market Share, as the case may be, which will be credited to Distributor’s account within thirty (30) days of the quarterly meeting, unless otherwise specified in the Term Sheet.

D.  Launch Kits

The parties acknowledge and agree that Motorola will provide launch kits which may include display phones and/or other materials, as agreed upon with the regional carrier, directly to the regional carriers.  The parties further agree that Motorola will not provide launch kits to the Distributor.

4.              Term and Effective Date

The term of this Regional Amendment will commence as of the Effective Date specified above and run concurrently with the Term of the Master Distributor Agreement (“Term”) and may be terminated in accordance with the rights contained therein.

5.              Regional-Specific Legal Requirements

The governing law of this Regional Amendment will be the substantive law of Illinois, USA.

IN WITNESS WHEREOF, the parties have caused this REGIONAL AMENDMENT to be executed by their duly authorized representatives on the dates under their signatures below.

MOTOROLA, INC.	CELLSTAR, LTD.
	By:	National Auto Center, Inc.
its General Partner

/s/ Richard Gadd	/s/ Robert Kaiser
Signature	Signature

Richard Gadd	Robert Kaiser
Name	Name

VP, Sales	CEO
Title	Title

11/20/06	11-17-06
Date	Date

EXHIBIT A
ASSIGNED ACCOUNTS

[*]

(one page redacted)

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

EXHIBIT B
POOLED ACCOUNTS

[*]

(3 pages redacted)

Brackets ([*]) indicate portions of this document have been deleted and separately filed with the Securities and Exchange Commission.

EXHIBIT B — MOTOROLA LIMITED WARRANTY

MOTOROLA LIMITED WARRANTY FOR PERSONAL COMMUNICATION PRODUCTS, ACCESSORIES AND SOFTWARE PURCHASED IN THE UNITED STATES OR CANADA

What Does this Warranty Cover? Subject to the exclusions contained below, Motorola, Inc. warrants its wireless telephones, pagers and consumer two-way radios that operate via Family Radio Service or General Mobile Radio Service (“Products”), Motorola-branded or certified accessories sold for use with these Products (“Accessories”) and Motorola software contained on CD-Roms or other tangible media and sold for use with these Products (“Software”) to be free from defects in materials and workmanship under normal consumer usage for the period(s) outlined below.  This limited warranty is a consumer’s exclusive remedy, and applies as follows to new Motorola Products, Accessories and Software purchased by consumers in the United States or Canada, which are accompanied by this written warranty:

PRODUCTS COVERED	LENGTH OF COVERAGE	EXCLUSIONS

A. Products and Accessories as defined above, unless otherwise provided for below.

1. Decorative Accessories and Cases. Decorative covers, bezels, PhoneWrap™ covers and cases.

2. Monaural Headsets. Ear buds and boom headsets that transmit mono sound through a wired connection.

3. Consumer Two-Way Radio Accessories.

4. Products and Accessories that are Repaired or Replaced.

A. One (1) year from the date of purchase by the first consumer purchaser of the product unless otherwise provided for below.

1. Limited lifetime warranty for the lifetime of ownership by the first consumer purchaser of the product.

2. Limited lifetime warranty for the lifetime of ownership by the first consumer purchaser of the product.

3. Ninety (90) days from the date of purchase by the first consumer purchaser of the product.

4. The balance of the original warranty or for ninety (90) days from the date returned to the consumer, whichever is longer.

Normal Wear and Tear. Periodic maintenance, repair and replacement of parts due to normal wear and tear are excluded from coverage.

Batteries. Only batteries whose fully charged capacity falls below 80% of their rated capacity and batteries that leak are covered by this limited warranty.

Abuse & Misuse. Defects or damage that result from: (a) improper operation, storage, misuse or abuse, accident or neglect, such as physical damage (cracks, scratches, etc.) to the surface of the product resulting from misuse; (b) contact with liquid, water, rain, extreme humidity or heavy perspiration, sand, dirt or the like, extreme heat, or food; (c) use of the Products or Accessories for commercial purposes or subjecting the Product or Accessory to abnormal usage or conditions; or (d) other acts which are not the fault of Motorola, are excluded from coverage.

Use of Non-Motorola Products and Accessories. Defects or damage that result from the use of Non-Motorola branded or certified Products, Accessories, Software or other peripheral equipment are excluded from coverage.

Unauthorized Service or Modification. Defects or damages resulting from service, testing, adjustment, installation, maintenance, alteration, or modification in any way by someone other than Motorola, or its authorized service centers, are excluded from coverage.

Altered Products. Products or Accessories with (a) serial numbers or date tags that have been removed, altered or obliterated; (b) broken seals or that show evidence of tampering; (c) mismatched board serial numbers; or (d) nonconforming or non-Motorola housings, or parts, are excluded form coverage.

Communication Services. Defects, damages, or the failure of Products, Accessories or Software due to any communication service or signal you may subscribe to or use with the Products Accessories or Software is excluded from coverage.

B. Software. Applies only to physical defects in the media that embodies the copy of the software (e.g. CD-ROM, or floppy disk).	B. Ninety (90) days from the date of purchase.

Software Embodied in Physical Media. No warranty is made that the software will meet your requirements or will work in combination with any hardware or software applications provided by third parties, that the operation of the software products will be uninterrupted or error free, or that all defects in the software products will be corrected.

Software NOT Embodied in Physical Media. Software that is not embodied in physical media (e.g. software that is downloaded from the internet), is provided “as is” and without warranty.

Who is covered? This warranty extends only to the first consumer purchaser, and is not transferable.

What will Motorola Do?  Motorola, at its option, will at no charge repair, replace or refund the purchase price of any Products, Accessories or Software that does not conform to this warranty.  We may use functionally equivalent reconditioned/refurbished/pre-owned or new Products, Accessories or parts.  No data, software or applications added to your Product, Accessory or Software, including but not limited to personal contacts, games and ringer tones, will be reinstalled.  To avoid losing such data, software and applications please create a back up prior to requesting service.

How to Obtain Warranty Service or Other Information? To obtain service or information, please call:

USA

Phones 1-800-331-6456

CANADA

All Products 1-800-461-4575

Pagers 1-800-548-9954

TTY 1-888-390-6456

Two-Way Radios 1-800-353-2729

TTY 1-888-390-6456

For Accessories and Software, please call the telephone number designated above for the product with which they are used.

You will receive instructions on how to ship the Products, Accessories or Software, at your expense, to a Motorola Authorized Repair Center. To obtain service, you must include: (a) a copy of your receipt, bill of sale or other comparable proof of purchase; (b) a written description of the problem; (c) the name of your service provider, if applicable; (d) the name and location of the installation facility (if applicable) and, most importantly; (e) your address and telephone number.

What Other Limitations Are There? ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL BE LIMITED TO THE DURATION OF THIS LIMITED WARRANTY, OTHERWISE THE REPAIR, REPLACEMENT, OR REFUND AS PROVIDED UNDER THIS EXPRESS LIMITED WARRANTY IS THE EXCLUSIVE REMEDY OF THE CONSUMER, AND IS PROVIDED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OF IMPLIED. IN NO EVENT SHALL MOTOROLA BE LIABLE, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) FOR DAMAGES IN EXCESS OF THE PURCHASE PRICE OF THE PRODUCT, ACCESSORY OR SOFTWARE, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR LOSS OF REVENUE OR PROFITS, LOSS OF BUSINESS, LOSS OF INFORMATION OR DATA, SOFTWARE OR APPLICATIONS OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE ABILITY OR INABILITY TO USE THE PRODUCTS, ACCESSORIES OR SOFTWARE TO THE FULL EXTENT THESE DAMAGES MAY BE DISCLAIMED BY LAW.

Some states and jurisdictions do not allow the limitation or exclusion of incidental or consequential damages, or limitation on the length of an implied warranty, so the above limitations or exclusions may not apply to you. This warranty gives you specific legal rights, and you may also have other rights that vary from state to state or from one jurisdiction to another.

Laws in the United States and other countries preserve for Motorola certain exclusive rights for copyrighted Motorola software such as the exclusive rights to reproduce and distribute copies of the Motorola software.  Motorola software may only be copied into, used in, and redistributed with, the Products associated with such Motorola software.  No other use, including without limitation disassembly of such Motorola software or exercise of the exclusive rights reserved for Motorola, is permitted.

EXHIBIT C — BREW AGREEMENT

WHEREAS, Distributor is aware that Motorola has a license from Qualcomm, Inc. (“Qualcomm”) to integrate Binary Runtime Environment for Wireless (“BREW”) technology into certain Motorola CDMA wireless devices;

WHEREAS, Distributor as an authorized distributor of certain wireless products desires to purchase BREW Devices for resale to certain CDMA wireless carriers in the United States; and

WHEREAS, Motorola desires to sell such BREW Devices to Distributor;

NOW THEREFORE, the Parties hereto agree as follows;

1.             Definitions.

a.                                       “BREW Device” means a complete end-user CDMA wireless device into which Motorola has integrated the Qualcomm BREW technology.

b.                                      “BREW OEM Kit” means the kit provided by Qualcomm to Motorola to enable Motorola to integrate the BREW into the Devices to create BREW Devices.  The term BREW OEM Kit includes all BREW OEM Kit upgrades, if any, to such kit that Qualcomm makes available to Motorola.  As of the date of this Agreement, the commercial version of the BREW OEM Kit will consist of those items set forth below.

2.                                       With respect to Distributor’s purchase of BREW Devices, Distributor hereby agrees to:

a.                                       only sell such BREW Devices to the CDMA wireless carriers in the United States as described in this Agreement;

b.                                      not reproduce, modify, distribute, reverse engineer, decompile or otherwise discover the source code for any component of the BREW OEM Kit; and

c.                                       protect Qualcomm’s interest in the Intellectual Property Rights in the BREW OEM Kit.

3.                                       Distributor shall be limited to using the components of the BREW OEM Kit solely as integrated into the BREW Devices sold to Distributor to Motorola.

4.                                       Within 20 calendar days after the end of each quarter, Distributor shall provide Motorola with a written report, (“Report”) in the form to be provided by Motorola that includes the number of BREW Devices shipped to each CDMA wireless carrier in the United States for each month of the quarter.  Motorola may make reasonable changes to the Report from time to time.

BREW Documentation

BREW SDK Documentation:

BREW Client Reference Guide
BREW Device Configurator Guide
BREW MIF Editor Guide
BREW Resource Editor Guide
BREW SDK User’s Guide
BREW Client Documentation:
BREW Client Porting Guide
BREW OEM App Test (OAT) Guide
BREW Stone User Guide
BREW OEM Client Reference Guide
BREW Core Application Guide (e.g., Application Manager and MobileShop)

Release notes as required.

Software

BREW SDK (and all components thereof) in Object Code, including software support tools (including The Grinder™)

BREW Client and ARM Libraries Object Code

OEM Reference Source Code (Chip Interface Layers and OEM Interface Layers) and header files for MSM Integration (the “BREW Kit Integration Layers”)

Application Manager/MobileShop Source Code (the “Core BREW Kit Applications”)

Test Software (the “OEM Kit Tools”)

BREW Stone Test Applet (benchmarking) as an executable

BREW OEM acceptance tests or OAT Test Applets (Chip Interface Layers and OEM Interface Layers interface testing) as an executable BREW OEM acceptance tests or OAT Test Applets (Chip Interface layers and OEM Interface Layers interface testing).

EXHIBIT D — MOTOROLA TRADEMARK USAGE GUIDELINES

From time to time, during the term of the Agreement, Motorola may provide to Distributor additional trademark usage guidelines under this Exhibit D.

Trademark Usage Guidelines

Pursuant to the terms of the Agreement, Distributor may be permitted to use Motorola trademarks (the “Marks”) for purposes of approved advertising.  The Marks are important and valuable assets of Motorola and proper use of the Marks (especially for all published materials, including articles, newsletters, press releases, webpages, multimedia and advertisements) is critical to maintaining the value of the Marks and the good will associated with the Marks.

The following requirements must be followed by Distributor:

•                  You must receive approval from Motorola in order to use any of its Marks. Distributor must provide Motorola with specimens of Mark usage prior to use, and a reasonable opportunity to review and approve Distributor’s use of the Marks prior to their use. Motorola reserves the right to review any use of the Marks at any time.

•                  Do not use the Marks in or as a company name or in combination with any other trade name, trademark, service mark or trade dress unless approved in writing in advance by Motorola.

•                  Do not incorporate the Marks into your own product names, service names, trademarks or logos and do not adopt or use any trade name, trademark, service mark or trade dress which is likely to be confused with, or to dilute, any of the Marks.

•                  Do not use any of the Marks for any business, goods or services other than Motorola’s goods and services.

•                  Do not apply to register or own any registration of any of the Marks.

•                  Do not sublicense or permit any third party to use any of the Marks without the prior written approval of Motorola.

•                  Do not use Marks in conjunction with the marks or logos of other wireless service providers or other third parties.

•                  Use logos exactly as used by Motorola, without any alteration or modification to the design, words, colors and/or proportions. Do not vary any Mark by abbreviating it or changing its spelling.

•                  Do not use the Marks, or confusingly similar versions of the Marks, in a domain name.  If Distributor uses the Marks in this manner, Distributor agrees to transfer ownership of the domain name to Motorola.

•                  Do not use the Marks in a manner which could cause confusion as to Motorola’s sponsorship, affiliation or endorsement of the goods or services being offered or promoted.

•                  Do not use the Marks, or confusingly similar versions of the Marks, in a manner that is inaccurate, distasteful or that disparages Motorola.  Distributor may not use the Marks, or confusingly similar versions of the Marks, in any manner that Motorola determines, in its sole discretion, diminishes or damages Motorola’s goodwill in the Marks.

•                  Upon termination of the Agreement for any reason, Distributor must deliver to Motorola all literature, materials, business cards, signs, labels, and other documents, and all registrations, upon which or in which the Marks appear.

•                  Certain Company products and/or services include products and/or technology of third parties.  Dealer may not use any marks of third parties without their express permission.

•                  A Mark should always be used as an adjective and should be accompanied by an appropriate noun.  Do not use a Mark as a noun or verb, or in the possessive or plural form.

•                  You must use a noun (a generic term) in association with each Mark the first time the Mark appears in text, and as often as possible after that.

•                  In addition to attributing ownership of the Marks to Motorola and using the appropriate trademark symbols (®, TM or SM), please use the following trademark notice on the same page or in the area in which a Mark appears:  “[Mark] is a trademark and/or registered trademark of Motorola, Inc. in the U.S. and/or in other countries.”

•                  Always use the appropriate symbol (®, TM or SM) in connection with all of the Marks.  At a minimum, the proper symbol must be used at the most prominent use of the Mark (usually a headline) and again on the first occurrence of the Mark in text.